PROSPECTUS

PowerMedChairs

204,000 SHARES OF

COMMON STOCK - $0.10 PER SHARE

The selling stockholders of PowerMedChairs (the "Company") named in this prospectus are offering shares of Common Stock through this Prospectus. The Company will not receive any of the proceeds from the sale of the shares by the selling stockholders. Our Common Stock is presently not traded on any market or securities exchange. The 204,000 shares of our Common Stock offering by the selling shareholders is at a fixed price of $0.10 per share for the entire duration of the offering. The purchase of the securities offered through this prospectus involves a high degree of risk.

Upon the effectiveness of this prospectus: the Selling Shareholder may sell the shares as detailed in the section entitled "Plan of Distribution."

We are an "emerging growth company" under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Selling shareholders are underwriters as defined under the Securities Act of 1933, as amended. Our Common Stock is not traded on any exchange. There can be no assurances that our stock will ever be listed on any exchange or that an active trading market for our shares will develop, or, if developed, that it will be sustained. In the absence of a trading market or an inactive trading market, investors may be unable to liquidate their investment or make any profit from the investment. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders of our Company.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

Neither the U. S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The date of this Prospectus is August 2, 2013

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock. You should carefully read the entire Prospectus, including "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, before making an investment decision. In this Prospectus, the "Company," "we," "us," and "our" refer to PowerMedChairs unless the context otherwise requires. The term "fiscal year" refers to our fiscal year ended March 31. Unless otherwise indicated the term "Common Stock" refers to shares of the Company's common stock.

ABOUT OUR COMPANY

We are a Nevada Corporation incorporated in the State of Nevada on February 22, 2013, under the name PowerMedChairs. We consider ourselves to be an emerging growth company under applicable federal securities laws and will be subject to reduced public company reporting requirements. (See “Implications of Being an ‘Emerging Growth Company’ ” below in this Section. We are a development stage company. From our inception to date, we have generated no revenues, and our operations have been limited to organizational, start-up, and capital formation activities.

Our plan of operation is to re-build primarily electric/power wheelchairs in disrepair. We plan to market our services to repair and sell wheelchairs. Electric wheelchairs are for people who need support for their upper body and who are unable to move a manual chair with their arms and hands. The electric wheelchair consists of a number of mechanical and electric components that need to be replaced every few year. In most cases, it is much more cost effective to repair a broken electric wheelchair than replace the entire unit. The Company plans to market its services to doctors, therapists, home health care agencies in the Ohio, Eastern Indiana and Northern Kentucky areas. See "Business Plan" under Description of Business.

Implications of Being an “Emerging Growth Company

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

·	• are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

·	• are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis);

·	• are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

·	• are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

·	• may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

·	• are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

·	• are exempt from any PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of these reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we (1) have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter; or (2) for so long as we have a public float of zero, have annual revenues of less than $50 million during our most recently completed fiscal year.

Investors should be aware that we will be subject to the "Penny Stock" rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks. These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our common stock may find it difficult to sell their shares. Please see the disclosures under "Penny Stock Regulations" on Page 23 of this Prospectus for more information.

Our principal offices are currently located at: 8221 E. Washington Street, Chagrin Falls, OH 44023. Our telephone number is (440) 543-4645.

TERMS OF THE OFFERING

The selling stockholders named in this Prospectus are offering shares of Common Stock of the Company for their own account (the "Offering"). We will not receive any of the proceeds from the sale of these shares of Common Stock. There will be 2,710,000 shares of our Common Stock outstanding prior to and after this Offering. The fixed price of $0.10 (the "Offering Price") does not bear any relationship to the assets, book value, historical earnings or net worth of the Company. In determining the offering price, the Company considered such factors as the prospects, if any, of the previous experience of management, the present financial resources of the Company, and the likelihood of acceptance of this offering. The offering by the selling shareholders is at a fixed price of $0.10 per share for the entire duration of the offering. Although our stock not quoted on any stock exchange, there is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of the Common Stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

The Offering

Securities Being Offered:	Up to 204,000 shares of common stock

Fixed Price:	The offering by the selling shareholders is at a fixed price of $0.10 per share for the entire duration of the offering.

Terms of the Offering:	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Securities Issued and to be Issued

2,710,000 shares of our common stock are

issued and outstanding as of the date of

this Prospectus. All of the common stock

to be sold under this Prospectus will be

sold by existing shareholders. The Selling

shareholders are underwriters as defined

under the Securities Act of 1933.

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Market for our Common Stock:

There is no market for our securities. Our common stock is not traded on any exchange nor on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 7 of this prospectus before deciding whether or not to invest in our common stock.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis," "Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data for the year ended March 31, 2013 is derived from our audited financial statements.

Balance Sheet Data
Year ended March 31, 2013 (audited)
Total cash and equivalents	$ 31,991
Prepaid expenses	10,000

Total current assets	41,991

Total Assets	41,991

Total current liabilities	-
Total liabilities	$ -

Income Statement Data
From February 22, 2013 (inception) to March 31, 2013 (audited)
Revenues	$ -
Total operating expenses	10,184
Net loss	$(10,184)

Net loss per share – basic	$ (0.01)

RISK FACTORS

All parties and individuals reviewing this prospectus and considering us as an investment should be aware of the financial risk involved. When deciding whether to invest or not, careful review of the risk factors set forth herein and consideration of forward-looking statements contained in this registration statement should be adhered to. Prospective investors should be aware of the difficulties encountered as we face all the risks including competition, and the need for additional working capital. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

You should read the following risk factors carefully before purchasing our common stock.

RISK FACTORS RELATING TO OUR COMPANY

1. SINCE WE ARE A DEVELOPMENT STAGE COMPANY, THERE ARE NO ASSURANCES THAT OUR BUSINESS PLAN WILL EVER BE SUCCESSFUL.

From our inception on February 22, 2013 through March 31, 2013, our audited financials show we have generated no revenues and we have incurred a net loss of $(10,184). As of March 31, 2013, our interim audited financials show we had $31,991 in cash on hand, and $10,000 in prepaid expenses, for total current assets of $41,991, total liabilities of $0, an accumulated deficit of $(10,184) and total stockholders' equity of $41,991. We are subject to all of the risks inherent in the establishment of a new business enterprise. Our operations have been limited to organizational, start-up, and capital formation activities. Our plan of operation is to re-build wheelchairs in disrepair, market our services and sell wheelchairs. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business, and our Company is a highly speculative venture involving a high degree of financial risk.

2. We expect losses in the future because we have insufficient revenue to offset losses.

As we no revenue at this time, we are expecting losses over the next 12 months because we do not have sufficient revenues to offset the expenses associated with the development and implementation of our business plan. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unable to reverse our losses, we will have to discontinue operations.

3. WE EXPECT LOSSES OVER THE NEXT YEAR AND WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL FINANCING IN THE FUTURE.

We expect to generate losses until such a time when we can become profitable in the distribution and selling of wheelchairs. As of the date of this filing, we cannot provide an estimate of the amount of time it will take to become profitable.

We will be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. In order for us to carry out our intended business plan, management believes that we need to raise approximately $200,000 over a two year period. Management anticipates that the $200,000 will go towards acquiring wheelchair components and parts, marketing its services and building its infrastructure. The Company anticipates obtaining the required funding through equity investment in the company. We cannot be certain we will be able to find such additional financing on reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing made available to our Company. If we obtain the anticipated amount of financing through the offering of our equity securities, this will result in substantial dilution to our existing shareholders, and should be considered a serious risk of investment.

4. OUR BUSINESS MAY REQUIRE ADDITIONAL CAPITAL AND IF WE DO OBTAIN ADDITIONAL FINANCING OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

We may require additional capital to finance our growth, purchase wheelchair components and build our infrastructure. Our capital requirements may be influenced by many factors, including:

•         the demand for our wheelchairs;

•         the level and timing of revenue;

•         the expenses of sales and marketing and new product development;

•         the cost to accommodate a growing workforce;

•         the extent to which competitors are successful in developing new products and increasing their market shares; and

•         the costs involved in maintaining inventory.

To the extent that our resources are insufficient to fund our future activities, we may need to raise additional funds through public or private financing. However, additional funding, if needed, may not be available on terms attractive to us, or at all. Our inability to raise capital when needed could have a material adverse effect on our business, operating results and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our company by our current shareholders would be diluted.

5. WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL OR GENERATE ADEQUATE REVENUE TO MEET OUR OBLIGATIONS AND FUND OUR OPERATING EXPENSES.

Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in reducing or ceasing our operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors currently included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern.

6. WE EXPECT OUR OPERATING EXPENSES TO INCREASE, AND THIS MAY AFFECT PROFIT MARGINS AND THE MARKET VALUE OF THE COMPANY’S COMMON STOCK.

The Company expects to significantly increase its operating expenses to expand its business and marketing operations, and to increase its level of capital expenditures to further develop and maintain its wheelchair repair operations. Such increases in operating expense levels and capital expenditures may adversely affect the Company’s operating results and profit margins, which may in turn significantly affect the market value of the Company’s common stock. There can be no assurance that the Company will, one day, achieve profitability or generate sufficient profits from its wheelchair business operations in the future.

7. OUR LARGEST SHAREHOLDER OWNS APPROXIMATELY 55.3% OF THE CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT, WHICH COULD RESULT IN DECISIONS ADVERSE TO OUR GENERAL SHAREHOLDERS.

Our largest shareholder, Anton Yeranossian, our sole officer and director, beneficially has the right to vote approximately 55.3% of our outstanding common stock. As a result, this shareholder will have the ability to control substantially all matters submitted to our stockholders for approval including:

a)      election of our board of directors;

b)      removal of any of our directors;

c)      amendment of our Articles of Incorporation or bylaws; and

d)      adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of his ownership and position as officer/director in the Company, Anton Yeranossian has the ability to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our director and executive officer could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

8. CURRENT ECONOMIC CONDITIONS MAY PREVENT US FROM GENERATING REVENUE.

Our ability to generate or sustain revenues is dependent on a number of factors relating to discretionary consumer spending for wheelchairs. These include economic conditions and consumer perceptions of such conditions by consumers, employment, the rate of change in employment, the level of consumers' disposable income and income available for discretionary expenditure, business conditions, interest rates, consumer debt and asset values, availability of credit and levels of taxation for the economy as a whole and in regional and local markets where the Company operates.

The United States is currently recovering from an economic downturn, the extent and duration of which cannot be currently predicted with any degree of reasonable certainty, and which business environment includes record low levels of consumer confidence due, in part, to job losses. Due to these factors, consumers are less likely to purchase non-essential goods, including the Company’s products. If the current economic conditions do not improve, we may not achieve or be able to maintain profitability, which may negatively affect the liquidity and market price of our common stock.

In addition, as a result of the economic downturn in the United States, credit and private financing is becoming difficult to obtain at reasonable rates, if at all. Until we achieve profitability at sufficient levels, if at all, we will be required to obtain loans and/or private financings to develop and sustain its operations. If we are unable to achieve such capital infusions on reasonable terms, if at all, its operations may be negatively affected.

9. SINCE OUR SOLE OFFICER DOES NOT DEVOTE HIS FULL TIME TO THE COMPANY, HIS OTHER ACTIVITIES COULD SLOW DOWN OUR OPERATIONS.

Anton Yeranossian, the sole officer/director of PowerMedChairs does not plan to devote all of his time to the Company's operations. He also works for A&A Medical Supply has its Chief Executive Officer. Therefore, it is possible that a conflict of interest with regard to his time may arise based on his involvement in other activities. His other activities will prevent him from devoting full-time to PowerMedChairs 's operations which could slow our operations and may reduce its financial results because of the slow down in operations.

Anton Yeranossian plans to devote approximately 10-hours a week to the Company’s business operations. The Company has no other employees. The responsibility of developing the company's business, and fulfilling the reporting requirements of a public company all fall upon Mr. Yeranossian. Mr. Yeranossian intends to limit his role with PowerMedChairs until such time as the Company can generate a sufficient level of revenues and cash flows to support new personnel. If he is unable to fulfill any aspect of his duties to the company, PowerMedChairs may experience a shortfall or complete lack of sales resulting in little or no profits and eventual closure of the business. If Mr. Yeranossian began working on other projects it could take away from the time he currently spends working on our business operations and could create a potential conflict of interest.

We have not formulated a plan to resolve any possible conflict of interest with his other business activities. We do not have any employment agreement in place with Mr. Yeranossian, which means he is not obligated to continue to work for the Company and can resign his position whenever he is inclined to do so.

10. THERE MAY BE A POSSIBLE INABILITY TO FIND SUITABLE EMPLOYEES.

In order to implement our business plan, management recognizes that additional staff will be required to market its services and rebuild wheechairs. No assurances can be given that we will be able to find suitable employees that can support our needs or that these employees can be hired on favorable terms. We do not plan to hire any additional employees until our cash flows can justify the expense.

11. If wheelchair component prices increase, our margins may shrink.

If the price of the components to rebuild wheelchairs increase, it will negatively impact our margins, as we are generally unable to pass all of these costs directly to consumers. Increasing prices in the component materials for the parts we sell may impact the availability, the quality and the price of our products, as suppliers search for alternatives to existing materials and as they increase the prices they charge. We cannot ensure that we can recover all the increased costs through price increases, and our suppliers may not continue to provide the consistent quality of product as they may substitute lower cost materials to maintain pricing levels, all of which may have a negative impact on our business and results of operations.

12. If WHEELCHAIR COMPONENTS from our suppliers are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales would decline and our reputation could be harmed.

Our success depends on our ability for our suppliers to fulfill orders and to promptly deliver wheelchair components to us. Our suppliers are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failures, terrorist attacks, acts of war, break-ins, earthquakes and similar events. We do not presently have a formal disaster recovery plan in the event operations at our component supplies are interrupted. Any interruptions with our suppliers for any significant period of time, including interruptions resulting from the expansion of our existing facilities or the transfer of operations to a new facility, could damage our reputation and brand and substantially harm our business and results of operations.

13. Because wheelchair are made from metals and plastics, we face the risk of interruption of supply or increase in costs, which would harm our business and results of operation.

Wheelchairs are made from metals (steel, aluminum and titanium) and plastics. As a result, we face the risk of interruption of supply or increase in cost. The competition for metals and plastics could be intense, and we may not be able to compete effectively against other purchasers who have higher volume requirements or more established relationships. Even if suppliers have adequate supplies of plastics and metals to produce wheelchairs, they may be unreliable in meeting delivery schedules, experience their own financial difficulties, provide products of inadequate quality, or provide them at prices, which reduce our profit. Any problems we face with regard to the supply of plastics and metals can be expected to affect our ability to source products, which could have a material adverse effect on our financial condition, business, results of operations, and continued growth prospects.

14. Establishing a CUSTOMER BASE requires effective marketing, which may take a long period of time.

Our principal business strategy is to rebuild wheelchairs in disrepair. The marketing of our wheelchair services is highly dependent on creating favorable consumer perception. Competitors have significantly greater advertising resources and experience and enjoy well-established brand names. There can be no assurance that our initial advertising and promotional activities will be successful in creating the desired consumer perception for our brand.

15. We may not be able to compete with current and potential competitors, some of who have greater resources and experience than we do.

We may not have the resources to compete with our existing competitors or with any new competitors. We intend to compete with other companies that rebuild wheelchairs, all of which have significantly greater personnel, financial, and managerial resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Moreover, as the demand for wheelchair repair increases, new companies may enter the market and the influx of added competition will pose an increased risk to our Company. Increased competition may lead to price wars, which would harm us since we would be unable to compete with companies with greater resources. In addition, increased competition and increased demand may create a stress on the wheelchair repairs, which may lead to increased prices, which would also harm our ability to compete in the wheelchair market.

16. We could be subject to significant and costly product liability claims.

We could be subject to significant product liability claims if the work we perform causes injury or illness. We do not have liability insurance with respect to product liability claims. The costs associated with product liability claims and product recalls could significantly reduce our operating results.

17. NATURAL DISASTERS OR ACTS OF TERRORISM COULD DISRUPT SERVICES.

Storms, earthquakes, drought, floods or other natural disasters or acts of terrorism may result in reduced revenues or property damage of our wheelchair components. Disasters may also cause economic dislocations throughout the country. In addition, natural disasters or acts of terrorism may increase the volatility of financial results, either due to increased costs caused by the disaster with partial or no corresponding compensation from clients.

Other issues and uncertainties may include:

  New accounting pronouncements or changes in accounting policies;

  Labor shortages that adversely affect our ability to employ entry level personnel;

  Legislation or other governmental action that detrimentally impacts expenses or reduces revenues by adversely affecting our clients; and

  The resignation, termination, death or disability of one or more key executives that adversely affects client retention or day-to-day management.

18. The adoption of healthcare reform in the United States may adversely affect the company’s business, results of operations and/or financial condition.

Significant reforms to the healthcare system were adopted as law in the United States in March 2010. This new law includes provisions that reduce and/or limit Medicare reimbursement, require all individuals to have health insurance (with limited exceptions) and impose new and/or increased taxes. The impact of this law and these proposals could have a material adverse effect on the company’s business, results of operations and/or financial condition.

19. Changes in government and other third-party payor reimbursement levels and practices could continue negatively impact the company’s revenues and profitability.

We anticipate that our customers, as individual patients, will be reimbursed for wheelchair repair services from third-party-payors. Third party-payors may include: Medicare and Medicaid, private insurance plans and managed care programs. Most of these programs set maximum reimbursement levels for wheelchair products sold and reimbursement of costs of repairs of wheelchairs. If third-party payors deny coverage, make the reimbursement process or documentation requirements more uncertain or further reduce their current levels of reimbursement, or if the company’s costs of production increase faster than increases in reimbursement levels, the company may be unable to sell its services in repairing or selling wheelchairs on a profitable basis.

Changes in state or federal Medicaid programs to reimbursement policies, and any additional unfavorable reimbursement policies or budgetary cuts that may be adopted in the future, could adversely affect the demand for the company’s repair services or wheelchair products that are dependent on reimbursement from the government-funded programs. The percentage of the company’s overall sales that are dependent on Medicare or other insurance programs may increase as the portion of the U.S. population over age 65 continues to grow, making the company more vulnerable to reimbursement level reductions by these organizations. Reduced government reimbursement levels also could result in reduced private payor reimbursement levels because some third-party payors index their reimbursement schedules to Medicare fee schedules. Reductions in reimbursement levels also may affect the profitability of the company’s customers and ultimately force some customers without strong financial resources to go out of business. The reductions that went into effect recently may prove to be so dramatic that some of the company’s customers may not be able to adapt quickly enough to survive.

The impact of government reimbursement policies could have a material adverse effect on the company’s business, financial condition and results of operations.

RISKS RELATING TO OUR COMMON SHARES

20. HOLDERS OF OUR COMMON STOCK HAVE A RISK OF POTENTIAL DILUTION IF WE ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE.

Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our common stock, the future issuance of additional shares of our common stock would cause immediate, and potentially substantial, dilution to the net tangible book value of those shares of common stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of our issued and outstanding shares could have a material effect on the market value of the shares.

21. IN THE FUTURE, WE WILL INCUR INCREMENTAL COSTS AS A RESULT OF OPERATING AS A PUBLIC COMPANY.

Upon the effectiveness of our registration, we will incur legal, accounting and other expenses as a fully-reporting public company. Moreover, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. There may be further increases if and when we are no longer an "emerging growth company." Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We expect to incur approximately $10,000 of incremental operating expenses in 2013-14. We project that the total incremental operating expenses of being a public company will be approximately $12,000 for 2013-14. The incremental costs are estimates, and actual incremental expenses could be materially different from these estimates. Unless we can generate sufficient revenues and profits, we may not be able to absorb the costs of being a public company.

22. As a result of operating as a public company, our management and independent contracted personnel will be required to devote substantial time to new compliance initiatives.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. There may be further increases if and when we are no longer an "emerging growth company". The Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, and rules subsequently implemented and yet to be implemented by the U. S. Securities and Exchange Commission have imposed and will impose various new requirements on public companies. Our management and other independent contracted personnel will need to devote a substantial amount of time to these new compliance initiatives. Management has already contracted the services of an accounting firm, auditor and corporate counsel to help him comply with the compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly, particularly after we are no longer an "emerging growth company." For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management, as required by Section 404 of the Sarbanes-Oxley Act. Compliance will require us to increase our general and administrative expense in order to pay added compliance personnel, outside legal counsel and consultants to assist us in, among other things, external reporting, instituting and monitoring a more comprehensive compliance function and board governance function, establishing and maintaining internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports in compliance with our obligations under the U.S. federal securities laws. We currently do not have an internal audit group, and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, the market price of our stock could decline.

However, for as long as we remain an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year ending after the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act.

23. We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of exemptions from certain reporting requirements available to “emerging growth companies” under that Act, including but not limited to not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (relating to the effectiveness of our internal control over financial reporting), reduced disclosure obligations regarding executive compensation in our periodic reports and any proxy statements we may be required to file, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would apply to private companies.

We are electing to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not “emerging growth companies.” Consequently, our financial statements may not be comparable to the financial statements of other public companies. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” In this regard, we will remain an “emerging growth company” for up to five years after the first sale of our common equity securities under an effective registration statement, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the next following December 31.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising in this offering and future offerings.

24. Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

25. FUTURE SALES OF SHARES BY EXISTING CONTROLLING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE, FURTHER, CERTAIN SHARES OF OUR COMMON STOCK ARE RESTRICTED FROM IMMEDIATE RESALE.

If our existing controlling stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. As of July 25, 2013, we have 2,710,000 common shares issued and outstanding. After the effectiveness of our Registration Statement, the 2,500,000 shares of common stock, owned by three largest shareholders are restricted from immediate resale in the public market. If in the future, they decide to sell his shares or if it is perceived that they will be sold, to the extent permitted by the Rules 144 and 701 under the Securities Act, the trading price of our common stock could decline.

26. WE HAVE NEVER DECLARED DIVIDENDS ON OUR COMMON STOCK AND DO NOT PLAN TO DO SO IN THE FORESEEABLE FUTURE.

We intend to retain any future earnings to finance the operation and expansion of its business and do not anticipate paying any cash dividends in the foreseeable future. As a result, stockholders will need to sell shares of common stock in order to realize a return on their investment, if any. You should not rely on an investment in our company if you require dividend income. The only possibility of any income to investors would come from any rise in the market price of your stock, which is uncertain and unpredictable.

A holder of common stock will be entitled to receive dividends only when, as, and if declared by the Board of Directors out of funds legally available therefore. We have never issued dividends on our common stock. Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, and other circumstances.

27. WE MAY NEVER BECOME A FULLY REPORTING COMPANY AND WE MAY NOT REGISTER OUR COMMON STOCK UNDER THE EXCHANGE ACT

Our common stock is not registered under the Exchange Act. We may never become a fully reporting company and registration of our common stock under the Exchange Act may not be required nor voluntarily pursued by the company. If we ever become a fully reporting company, we will be subject to the reporting requirements imposed by Section 15(d) of the Securities Exchange Act of 1934 which state that we will be required to file supplementary and periodic information, documents, and reports as may be required pursuant to section 13 in respect of a security registered pursuant to section 12. As long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules. In addition, so long as our common stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5 respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) registration statement, and periodic reports we file thereafter. Even if our common stock is ever registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, even if we ever register our common stock and become a fully reporting company, we may cease providing periodic reports and current or periodic information including operational and financial information, and you may not have information with respect to our results of operations when this happens.

28. There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the Over-The-Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the Over-The-Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. Therefore, any investment in our common stock may be highly illiquid and without a market value.

29. WE MAY HAVE DIFFICULTY IN MEETING THE QUALIFICATIONS FOR THE QUOTATION OF OUR COMMON STOCK ON THE OTC-BULLETIN BOARD.

After this Registration Statement becomes effective, we plan to identify a market maker to list our common stock on the OTC-Bulletin Board. Based on the small size of our Company and our minimal operations, we may have difficulty in meeting the qualifications for trading our common stock on the OTC-Bulletin Board and in finding a market maker willing to list quotations for our shares or sponsor our Company for listing. There are no assurances that our Company’s common stock will ever be quoted on the OTC-Bulletin Board.

30. YOU MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF YOUR SHARES DUE TO STATE "BLUE SKY" LAWS.

Each state has its own securities laws, often called "blue sky" laws, which (1) limit sales of securities to a state's residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. Our Selling Shareholders originally purchased shares in Tropical PC, a company we acquired. Topical PC received a Notice of Effectiveness from the Secretary of State, Securities Division, State of Nevada, dated November 30, 2004, File No. R04-151, which permitted Tropical PC to conduct this Offering.

There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

31. We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.

32. LOW-PRICED STOCKS MAY AFFECT THE RESELL OF OUR SHARES.

Penny Stock Regulation Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock; the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. When the Registration Statement becomes effective and the Company's securities become registered, the stock will likely have a trading price of less than $5.00 per share and will not be traded on any exchanges. Therefore, the Company's stock is initially selling at $0.01 per share they will become subject to the penny stock rules and investors may find it more difficult to sell their securities, should they desire to do so.

USE OF PROCEEDS

The selling stockholders are selling shares of Common Stock covered by this Prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

DILUTION

The Common Stock to be sold by the selling stockholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DETERMINATION OF OFFERING PRICE

The offering by the selling shareholders is at a fixed price of $0.10 per share for the entire duration of the offering. We arbitrarily determined this fixed price. It bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company. In determining the offering price, the Company considered such factors as the prospects, if any, of the previous experience of management, the present financial resources of the Company, and the likelihood of acceptance of this offering.

SELLING STOCKHOLDERS

The shares of Common Stock being offered for sale by the selling stockholders hereunder consist of 204,000 shares of our Common Stock held by thirty-eight (38) shareholders who purchased the Common Stock in an offering exempt from registration pursuant to the exemption provided by Regulation D, Rule 504 of the Securities Act of 1933, with the Nevada Securities Division under the "limited offering exemption."

Each of the selling shareholders is an “underwriter” within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.

The selling stockholders may from time-to-time offer and sell any or all of their shares during the duration of this Offering at the fixed price of $0.10 per share.

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The table lists the number of shares of Common Stock beneficially owned by each selling stockholder as of the date of this Prospectus, the shares of Common Stock covered by this Prospectus that may be disposed of by each of the selling stockholders and the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this Prospectus are sold.

The shares beneficially owned have been determined in accordance with rules promulgated by the U. S. Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock being registered. The selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Except as may be indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling stockholders purchased the stock from us in the ordinary course of business. At the time of the purchase of the stock to be resold, none of the selling shareholders had any agreements or understandings with us, directly or indirectly, with any person to distribute the stock.

The following table sets forth, with respect to the selling shareholders (i) the number of shares of common stock beneficially owned as of July 25, 2013; (ii) the total percentage of shares beneficially owned prior to the offering; (iii) the maximum number of shares of common stock which may be sold by the selling shareholders under this prospectus; (iv) the number of shares of common stock which will be owned after the offering by the selling shareholders; and (v) the total percentage of shares beneficially owned upon completion of the offering. All shareholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 2,710,000 shares outstanding as of the date of this prospectus.

Selling Shareholder (1)	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering

Akira International, Inc.(2)	6,000	6,000
Arlan, Sheryl	2,000	2,000
Arnone, Angela	4,000	4,000
Arnone, Julia	4,000	4,000
Artis, Michael	4,000	4,000
Beitz, Jonathon	6,000	6,000
Business Finance Corp.(3)	6,000	6,000
Breeze, William	5,000	5,000
Buger, Christopher	4,000	4,000
Carlson, Ashly	4,000	4,000
Collett, Misty	10,000	10,000
Dangott, Lillian	2,000	2,000
DeStefano, Mark	7,000	7,000
DeStefano, Ed	7,000	7,000
Esparza, Eva	10,000	10,000
Gropp, Tommy	4,000	4,000
Guidry, Chad	10,000	10,000
Huber, Jake	6,000	6,000
Jesky Joan	6,000	6,000
Jesky Rick	6,000	6,000
Jesky, Richee	6,000	6,000
Jesky, T. J	5,000	5,000
McIver, Jennifer	8,000	8,000
Monarrez, Jesus	2,000	2,000
Patterson, Lilia	6,000	6,000
Pike, Linda	4,000	4,000
Stewart, Jasmine	8,000	8,000
Trevino, Debbie	6,000	6,000
Trevino, Deborah	6,000	6,000
Trevino, Dustin R.	6,000	6,000
Trevino, James	4,000	4,000
Trevino, Timothy Sky	6,000	6,000
Turner, Andy	2,000	2,000
Vasquez, Nancy	8,000	8,000
Vasquez, Sandra	6,000	6,000
Vasquez, Esther	4,000	4,000
Washington, Dana	2,000	2,000
Westwood, Britten	2,000	2,000

Totals:	204,000	204,000

(1)	Forall of the selling shareholders who are not natural persons, unless noted otherwise, the investment managers, general partners, trustees or principals named in the footnotes below have the sole voting and dispositive power over the shares held by the selling shareholders.

(2) Akira International, Inc.,1314 S. Grand Blvd., Spokane, WA 99202 J. R. Edington is beneficial owner who has the ultimate voting control over the shares held by Akira International, Inc.

(3) Business Finance Corp., 1135 Terminal Way, #209, Reno, NV 89502, Deborah R. Trevino, is beneficial owner who has the ultimate voting control over the shares held by Business Finance Corp.

Assumes a sale of all of the Shares held by the Selling Stockholder. There can be no assurance that the Selling Stockholder will sell any or all of the Shares offered hereby.

PLAN OF DISTRIBUTION

The selling shareholders are underwriters as defined under the Securities Act of 1933. The offering by the selling shareholders is at a fixed price of $0.10 per share for the entire duration of the offering.

Stockholders may sell their shares in private transactions to other individuals at a fixed price of $0.10 per share for the entire duration of the offering. Although our Common Stock is not listed on a public exchange, we will plan to seek a listing on the OTCBB at some time in the future. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. Sales by selling stockholders must be made at the fixed price of $0.10 during the entire duration of the offering.

If and when a market has been developed for our Common Stock, the shares may be sold or distributed from time-to-time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. At such time, the distribution of the shares may be effected in one or more of the following methods:

•         ordinary brokers transactions, which may include long or short sales,

•         transactions involving cross or block trades on any securities or market

•         where our common stock is trading,

•         through direct sales to purchasers or sales effected through agents,

•         through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or

•         any combination of the foregoing.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this Prospectus. We have agreed to bear the expenses of the registration of the Common Stock.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks" as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The Common Stock offered by this Prospectus constitutes penny stock under the Securities and Exchange Act. The Common Stock will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares of Common Stock in our Company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

BLUE SKY RESTRICTIONS ON RESALE

When a selling stockholder wants to sell shares of our Common Stock under the Prospectus which is a part of this registration statement, the selling stockholder will also need to comply with state securities laws, also known as "blue sky laws," with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. The broker for a selling stockholder will be able to advise the stockholder as to which states have an exemption for secondary sales of our Common Stock.

Any person who purchases shares of our Common Stock from a selling stockholder pursuant to this Prospectus and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, a selling stockholder will indicate in which state(s) he or she wishes to sell the shares, and such seller's broker will be able to identify whether the stockholder will need to register in that state or may rely on an exemption from registration.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share. As of July 25, 2013 there were 2,710,000 shares of our Common Stock issued and outstanding held by approximately forty-one (41) stockholders of record.

COMMON STOCK

The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our Common Stock does not provide the right to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. Please refer to the Company's Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights of holders of the Company's Common Stock.

DIVIDEND POLICY

We have not paid any cash dividends to stockholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions and other pertinent factors. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

INTERST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the Offering, a substantial interest, directly or indirectly, in our Company. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

AUDITING MATTER

Our financial statements for the period from our inception on February 22, 2013 to March 3, 2013 included in this Prospectus have been audited and reviewed by Seale and Beers, CPAs, an independent registered public accounting firm located at 50 South Jones Blvd., Suite 202, Las Vegas, NV 89107

and have been included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

 LEGAL MATTERS

The law office of Law Offices of Thomas C. Cook, LTD, 500 N. Rainbow Blvd., Suite 300, Las Vegas, NV 89107 has passed upon the validity of the Common Stock offered under this Prospectus.

ORGANIZATION WITHIN THE LAST FIVE YEARS

PowerMedChairs was incorporated in the State of Nevada on February 22, 2013, under the name PowerMedChairs. On March 26, 2013, the company formed a subsidiary named PowerMedChairs Shareholder Acquisition Corporation. This subsidiary acquired the control block of 25,000,000 shares of Tropical PC, Inc. a dormant Nevada corporation for $10,000 cash. This control block represent 99.2% of the issued and outstanding shares of Tropical PC. After the 25,000,000 shares were acquired by PowerMedChairs, by a Board Resolution, they were cancelled. The remaining shareholders of Tropical PC, representing 210,000 shares exchanged their shares on a one-for-one basis for shares in the subsidiary. When the subsidiary collapsed into PowerMedChairs, each of the subsidiary’s shareholders received a one-for-one share exchange of PowerMedChairs shares. These newly issued shares were issued in the reliance upon the exemption from registration provided by section 4(2) of the Act, on the basis that the transaction does not involve a public offering.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time-to-time. The shares of our common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Rule 144

All of the presently outstanding shares of our Common Stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The SEC has adopted final rules amending Rule 144 which became effective on February 15, 2008. Pursuant to Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a “shell company” and files Form 10 information with the SEC, during which time the issuer must remain current in its filing obligations, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

You should read the following discussion in conjunction with our financial statements and the related notes and other financial information included in this Form S-1. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Form S-1, particularly in the Section titled Risk Factors.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

DESCRIPTION OF BUSINESS

Corporate History

PowerMedChairs was incorporated in the State of Nevada on February 22, 2013, under the name PowerMedChairs. We consider ourselves to be an emerging growth company under applicable federal securities laws and will be subject to reduced public company reporting requirements. (See “Implications of Being an ‘Emerging Growth Company’ ” below in this Section. We are a development stage company. From our inception to date, we have generated no revenues, and our operations have been limited to organizational, start-up, and capital formation activities. Our plan of operation is to re-build wheelchairs in disrepair, market our services and sell wheelchairs.

On March 26, 2013, the company formed a subsidiary named PowerMedChairs Shareholder Acquisition Corporation. This subsidiary acquired the control block of 25,000,000 shares of Tropical PC, Inc. a dormant Nevada corporation for $10,000 cash. This control block represent 99.2% of the issued and outstanding shares of Tropical PC. After the 25,000,000 shares were acquired by PowerMedChairs, by a Board Resolution, they were cancelled. The remaining shareholders of Tropical PC, representing 210,000 shares exchanged their shares on a one-for-one basis for shares in the subsidiary. When the subsidiary collapsed into PowerMedChairs, each of the subsidiary’s shareholders received a one-for-one share exchange of PowerMedChairs shares. These newly issued shares were issued in the reliance upon the exemption from registration provided by section 4(2) of the Act, on the basis that the transaction does not involve a public offering.

Summary Overview

We are an emerging growth company focused on re-building wheelchairs in disrepair, marketing our services and selling wheelchairs.

Our Business

PowerMedChairs plans to rebuild primarily electric/power wheelchairs in disrepair. Electric wheelchairs are for people who need support for their upper body and who are unable to move a manual chair with their arms and hands. A power chair has a more supportive seat and often a headrest for people who are not able to hold themselves upright. The electric wheelchair consists of a number of mechanical and electric components that need to be replaced every few year. In most cases, it is much more cost effective to repair a broken electric wheelchair than replace the entire unit.

Products and Services

A wheelchair is a chair with wheels, designed to be a replacement for walking. The device comes in variations where it is propelled by motors or by the seated occupant turning the rear wheels by hand. Often there are handles behind the seat for someone else to do the pushing. Wheelchairs are used by people for whom walking is difficult or impossible due to illness (physiological or physical), injury, or disability

Everyday manual wheelchairs come in two major designs-folding or rigid. The rigid chairs, which are increasingly preferred by active users, have permanently welded joints and many fewer moving parts. This reduces the energy required to push the chair by eliminating many points where the chair would flex as it moves. Welding the joints also reduces the overall weight of the chair. Rigid chairs typically feature instant-release rear wheels and backrests that fold down flat, allowing the user to dismantle the chair quickly for storage in a car.

The primary design of a rigid wheelchair is to fit the body of the user. The primary design of a folding wheelchair is to fold. Folding wheelchairs are generally boxy, while rigid wheelchairs conform to the shape of the body. For example, with a rigid chair, one can taper the design to conform to the body shape (large at the hips, narrow at the knees) which can hold the users’ body in place. Also the aluminum between the knees and footrest can be tapered (wider at the knees, narrow at the feet) holding the feet in place. With a folding chair, you cannot taper it or it would not close completely

Who is the right customer for a rigid wheelchair? Someone who:

•         Has good upper body strength

•         Wants to be independent

•         Is young and active (5-50 years)

•         Sees their wheelchair as part of their body and not just a piece of furniture

Who is the right customer for a folding wheelchair? Someone who:

•         Will never be independent or has no upper body strength

•         Has minimal upper body strength or coordination

•         Is very young (0-4) or older (60-90 years)

Rigid wheelchairs generally have more configurations and adjustments then folding chairs. Most folding wheelchairs have limits in their configurations and adjustments. For example, many folding wheelchairs do not allow for adjusting the angle between the backrest and the seat.

Many rigid models are now made with ultralight materials such as aircraft aluminium and titanium. Another innovation in rigid chair design is the installation of polymer shock absorbers, which cushion the bumps over which the chair rolls. These shock absorbers may be added to the front wheels or to the rear wheels, or both. Rigid chairs also have the option for their rear wheels to have a camber. Wheels can have a camber, or tilt, which angles the tops of the wheels in toward the chair. This allows for better propulsion by the user which is desired by long-term users. Sport wheelchairs have large camber angles to improve stability.

An electric-powered wheelchair is a wheelchair that is moved via the means of an electric motor and navigational controls, usually a small joystick mounted on the armrest, rather than manual power. For users who cannot manage a manual joystick, headswitches, chin-operated joysticks, sip-and-puff or other specialist controls may allow independent operation of the wheelchair

A power-assisted wheelchair is a recent development that uses the frame & seating of a typical manual chair while replacing the standard rear wheels with wheels that have small battery-powered motors in the hubs. A floating rim design senses the pressure applied by the users push & activates the motors proportionately. This results in the convenience, small size & light-weight of a manual chair while providing motorized assistance for rough/uneven terrain & steep slopes that would otherwise be difficult or impossible to navigate, especially by those with limited upper-body function.

We plan to rebuild wheelchairs in disrepair. These wheelchairs can be highly customized for the user's needs. Such customizations may encompass the seat dimensions, height, seat angle (also called seat dump or squeeze), footrests, leg rests, front caster outriggers, adjustable backrests and controls. Additional customizations can include various optional accessories, such as anti-tip bars or wheels, safety belts, adjustable backrests, tilt and/or recline features, extra support for limbs or neck, mounts or carrying devices for crutches, walkers or oxygen tanks, drink holders, and clothing protectors. Based on management’s past experience with A&A Medical Supply in repairing wheelchairs, the time needed to rebuild a wheelchair will take us 5-6 weeks, which includes the time needed to obtain prior approval from the patient’s insurance company. The basic cost to rebuild a wheel chair can be $2,000. If we were to add special features (tilt or recline chair) to the wheelchair, the price could increase by an additional $3,000.

Recent technological advances are improving wheelchairs and its technology. Some wheelchairs, incorporate gyroscopic technology and other advances, enabling the chair to balance and run on only two of its four wheels on some surfaces, thus raising the user to a height comparable to a standing person. They can also incorporate stair-climbing and four-wheel-drive feature motorized assists for hand-powered chairs are becoming more available and advanced.

There are three common frame failure points on a manual wheelchair.

  The Cross-Brace. The cross-brace beneath the wheelchair is a prime site for failure. Many wheelchairs have two circular or square cross-braces that are connected by a bolt. Fatigue cracks can form near that bolt's hole on either cross-brace and ultimately cause the brace to fail. Cracks can also start at the welds that connect the cross-braces to the horizontal seat tubes. This renders the wheelchair inoperable and the entire cross-brace must then be replaced.

  The Caster Connections. Another common failure point is where the casters connect to the frame at the front of the wheelchair. Casters are connected to the frame either by bolts or welds. The bolt holes are areas of high stress concentrations and can often crack. Generated by everyday use, the forces or pressure on the casters are transmitted directly to the connecting bolts. This places a high amount of stress on the frame, which is already weakened by the bolt hole. Welds are also commonly used to attach the caster to the frame. Failures at or around the welds are common. A failure of this type renders the wheelchair useless and a new frame must be installed.

  The seat/backrest interface. The tubing that forms the area that holds the wheelchair seat connects to the tubing that forms the backrest. This is most often accomplished through welding or brazing. Brazing means a filler material was used to join two base materials. The filler material is different than the base materials. It has a lower melting point. Unlike normal welding, the base material does not reach its melting point during the process. This prevents changes in the properties of the base materials due to heating. During propulsion, the cyclic or repetitive force exerted on the backrest is transmitted to this joint. When the chair is propelled, it rocks back and forth against the backrest. This force is exerted on the backrest during every propulsion stroke. Because of this, high stress concentrations can develop at the weld and lead to failure. When this happens, the wheelchair becomes inoperable and a new frame is required.

Industry Background

An estimated 1.6 million Americans residing outside of institutions use wheelchairs, according to 199495 data from the National Health Interview Survey on Disability (NHIS-D) based on a study undertaken in 2002 and which relied upon data from 1994-1995. (A description of the NHIS-D and of the methods used in this analysis can be found in the report on which this abstract is based: Kaye, H.S., Kang, T., and LaPlante, M.P. 2000. Mobility Device Use in the United States. Disability Statistics Report 14. Washington, D.C: U.S. Department of Education, National Institute on Disability and Rehabilitation Research.) Most (1.5 million) use manual devices, with only 155,000 people using electric wheelchairs. Wheelchair users are among the most visible members of the disability community, experiencing among the highest levels of activity limitation and functional limitation and among the lowest levels of employment.

The proportion of the population using wheelchairs increases sharply with age by far the highest rates are found among the elderly population: 2.9 percent of those aged 65 or older use wheelchairs, or about 900,000 people. Women comprise a significant majority (58.8 percent) of wheelchair users, with 0.7 percent of the female population using a manual or electric wheelchair, compared to 0.5 percent of males. Much of the difference in rates is explained by the greater average longevity of women, coupled with the much higher rates of mobility device use among the elderly.

According to the U.S. Department of Commerce, Economics and Statistics Administration, U.S. Census Bureau, report entitled “Americans With Disabilities: 2005,” issued December 2008, people aged 15 and older, 27.4 million (11.9 percent) had difficulty with ambulatory activities of the lower body.. About 22.6 million people (9.8 percent) had difficulty walking a quarter of a mile; 12.7 million were not able to perform this activity. About 21.8 million people or (9.4 percent) had difficulty climbing a flight of stairs; 7.4 million of them were not able to do it at all. Roughly 3.3 million people (1.4 percent) used a wheelchair or similar device and 10.2 million (4.4 percent) used a cane, crutches, or walker to assist with mobility.

Wheelchair Reimbursement

The company is directly affected by government regulation and reimbursement policies in virtually every State in which the company operates. In the United States, the growth of health care costs has increased at rates in excess of the rate of inflation and as a percentage of GDP for several decades. A number of efforts to control the federal deficit have impacted reimbursement levels for government sponsored health care programs, and private insurance companies and state Medicaid programs peg their reimbursement levels to Medicare.

Reimbursement guidelines in the home health care industry have a substantial impact on the nature and type of equipment an end-user can obtain and, thus, affect the product mix, pricing and payment patterns of the company’s customers who are medical equipment users. Management believes its technical expertise will allow it to respond to ongoing regulatory reimbursement changes. However, the issues described above will likely continue to have significant impacts on the pricing of the company’s products.

Medicare Wheelchair Reimbursement

Manual wheelchairs are considered "Durable Medical Equipment" under Medicare guidelines. Most of the cost of a wheelchair will be covered under your Original Medicare Part B plan. A wheelchair user will have to pay 20 percent and meet your yearly Part B deductible.

In order for a wheelchair to be covered under Medicare, the requirements are:

•         It must be medically necessary, as determined by a doctor

•         A physician has documented this information for Medicare

•         The patient has a "Certificate of Necessity" (like a prescription)

•         The patient must purchase your wheelchair from a Medicare-approved supplier

Prior Approval

Before the Company can begin work on rebuilding a wheelchair, it must contact the patient’s insurance provider. The insurance provider, based on the age, condition, and cost to repair the wheelchair will make a decision to approve the repairs. In many cases, where the power wheelchair is more than five (5) years old, the insurance carrier will not approve the repairs and recommend the patient purchases a new wheelchair.

Marketing Strategy

Our sole officer/director is also CEO of A&A Medical Supply, LLC, based at the same address as our company in Ohio. A&A Medical Supply, LLC is a growing medical supply company that services in the medical supply needs to patients in the Cleveland, OH area. PowerMedChairs entered into a separate Service Agreement with A&A Medical Supply to rebuild the wheelchairs brought into its shop for repairs. Currently, A&A Medical Supply receives approximately thirty (30) broken wheelchairs per month. There are no assurances, this number of repairs will remain at this level.

Additionally, the Company plans to market its services to doctors, therapists, home health care agencies in the Ohio, Eastern Indiana and Northern Kentucky areas. It is these health care provides that are the first to recognize a wheelchair in disrepair. The marketing to these individuals, will take place by sending them sales brochure on what the Company can do, and speaking directly with these providers.

If the Company’s can move its business forward, management would consider building and marketing its own branded wheelchair.

COMPETITION

We may not have the resources to compete with our existing competitors or with any new competitors. We intend to compete with many other competitors who perform wheelchair repairs, all of which have significantly greater personnel, financial, and managerial resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Moreover, as the demand for wheelchairs increases, new companies may enter the market and the influx of added competition will pose an increased risk to our Company. Increased competition may lead to price wars, which would harm us since we would be unable to compete with companies with greater resources. In addition, increased competition and increased demand may create a stress on the wheelchair manufacturers, output capabilities, which may lead to increased prices, which would also harm our ability to compete in the wheelchair market.

INTELLECTUAL PROPERTY

We rely or plan to rely on a combination of trademark, copyright, trade secret and patent laws in the United States, as well as confidentiality procedures and contractual provisions to protect our wheelchair proprietary repair methodologies and any new wheelchair brand we might develop in the future. We currently have no pending patents nor trademarks.

From time to time, we expect that we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts management has taken to protect its proprietary rights may not be sufficient or effective. Any significant impairment of its intellectual property rights could harm the existing business, the brand and reputation, and the ability of the business to compete on a going forward basis. Also, protecting our intellectual property rights could be costly and time consuming.

Employees

We currently has no employees, our CEO performs all duties related to the operations of this business. We also plan to utilize additional independent contractors on a part-time/as needed basis.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at: 8221 E. Washington Street, Chagrin Falls, OH 44023. We do not own any real property. Management believes that its current facilities are adequate for its needs through the next twelve months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard.

 LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings which involve us.

Plan of Operation

As of March 31, 2013, we have $31,991 cash on hand and prepaid legal expenses of $10,000. Management believes, without any additional funding or revenues, the Company has sufficient cash to finance its operations to repair and market wheechairs, for a period of twelve months, which estimate includes the additional expenses the Company will incur upon becoming a reporting company. in finding We will apply any proceeds from future revenues to help cover our expenditures. At this time, management does not anticipate it will be required to seek outside funding to keep its business operational for the next twelve months. However, this should not preclude management from seeking funding in the future.

If we experience losses in our first year of business operations, we do not believe such losses would prevent us from continuing our operations for our first year, based on our current cash reserves. If and when the time comes that we seek funding, we plan to rely on equity sales of our common shares in order to continue to fund our business operations. And, we would have to issue equity or enter into a strategic arrangement with a third party. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any of additional sales of our equity securities or other financing to fund our business operations. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Explanatory Paragraph in Our Independent Registered Public Accounting Firm Report

Our independent accountants have included a paragraph in their most recent report, in our audited financial statements for the year ending March 31, 2013, regarding concerns about our ability to continue as going concern. We have further disclosed in our notes to the financial statements that we are dependent upon our ability to obtain financing and upon future profitable operations from the development of our business opportunities, and that there are no assurances that we will be able to meet our financial obligations in the future.

Background

We were formed on February 22, 2013 as PowerMedChairs, a Nevada corporation. We plan to rebuild wheelchairs in disrepair, market our services and sell wheelchairs. When we rebuild a wheelchair, we plan to custom tailor the wheelchair, based on any special needs of the user.

RESULTS OF OPERATIONS

Results of Operations for the year ended March 31, 2013

Since our inception on February 22, 2013 through March 31, 2013, we experienced a net loss of $(10,184). Our loss through March 31, 2013 was attributed to a number of factors, including but not limited to general and administrative costs of $10,184, which consists of $10,000 acquisition cost of the subsidiary, Tropical PC, a Nevada corporation, $175 incorporating fees, $9 bank service charges. Tropical PC has been dormant for approximately three years. At the time of acquisition, it had no assets or operations. We acquired Tropical PC to give us a shareholder base, in order to position ourselves for future listing on the OTC-BB. We anticipate our operating expenses will increase as we build our operations. We are presently in the development stage of our business and we can provide no assurance that we will be successful.

For the fiscal year ending March 31, 2013, we experienced an audited net loss of $(10,184) or $(0.01) per share.

Our auditor issued an opinion that our financial condition raises substantial doubt about the Company's ability to continue as a going concern.

Revenues

For the period February 22, 2013 through July 25, 2013, the Company has not recognized any revenues.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2013, our current assets were $41,991 and we had no current liabilities. Total assets as of March 31, 2013 consisted of $31,991 in cash, and prepaid legal expense of $10,000. The prepaid legal expense represents funds we deposited with our corporate attorney to be utilized to prepare the required paperwork and any required responses for our future listing on the OTC-BB, after our registration statement becomes effective. As of March 31, 2013, we had no short term nor long term liabilities.

During the period February 22, 2013 (inception) through March 31, 2013, we used net cash of $20,184 in operations, generated cash of $52,175 from financing activities and had no cash flows from investing activities. We are dependent on funds raised through equity financing and loans.

Cash Requirements

Our current cash resources are insufficient to finance our future planned expenditures. We estimate that our current cash resources will be sufficient to finance our operations, at the current level of activity, for a period of twelve months, which estimate includes the additional expenses the Company will incur upon becoming a reporting company. To successfully move our operations forward we will need to raise approximately $200,000 over a two year period. Management anticipates that the $200,000 will go towards acquiring wheelchair components and parts, marketing its services and building its infrastructure. We anticipate raising the funds through the sale of our common stock and further loans from our Officer. However, there are no assurances that we will be able to raise funds via either of these two options. Our ability to raise financing in the equity markets are uncertain as the equity markets, in recent years, have been depressed especially for developmental stage companies like ourselves.

GOING CONCERN CONSIDERATION

The Company has recognized an accumulated deficit since inception (February 22, 2013) through March 31, 2013 of $(10,184). The Company has not recognized any revenues. The Company's ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. The financial statements have been prepared assuming the Company will continue to operate as a going concern which contemplates the realization of assets and the settlement of liabilities in the normal course of business. No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities which would be required if the Company were unable to continue its operations. (See Financial Footnote 2).

OFF BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Recent Accounting Pronouncements

Changes to accounting principles generally accepted in the United States of America ("U.S. GAAP") are established by the FASB in the form of accounting standards updates ("ASUs") to the FASB's Accounting Standards Codification.

Management considers the applicability and impact of all ASUs. ASUs not listed below were assessed and were either determined to be not applicable or are expected to have minimal impact on our consolidated financial position and results of operations.

On April 5, 2012, the Jumpstart Our Business Startups (JOBS) Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an "emerging growth company" and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would apply to private companies. We are electing to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.”

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In addition, we intend to rely on other exemptions from reporting and disclosure requirements that are offered by the JOBS Act, including (i) an exemption from the need to provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, and (ii) an exemption from the need to comply with any PCAOB requirement regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and our financial statements (auditor discussion and analysis). These exemptions will apply for a period of five years following our first sale of common equity securities under an effective registration statement or until we no longer qualify as an “emerging growth company,” whichever is earlier. For further information regarding disclosure and other exemptions available to us under the JOBS Act, please see “Prospectus Summary—The Company—Implications of Being an Emerging Growth Company.”

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks, which include interest rate risk and potentially the prices of wheelchairs. We do not engage in financial transactions for trading or speculative purposes.

Product Prices. We are exposed to fluctuation in market prices for wheel chair components. We do not enter into forward contracts or other market instruments as a means of achieving our objectives or minimizing our risk exposures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

and Corporate Governance

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships among any of the directors and officers.

Name	Age	Position & Offices Held

Anton Yeranossian	52	Director/Chairman/CEO/CFO

Biography of Anton Yeranossian, Director, Chairman, CEO, and CFO

Mr. Yeranossian is an experienced businessman with over seven years working in the field of medical supplies and appliances. He was born in Nalband, Armenia, in January 19 1961.

In 2005, A&A Medical Supply LLC was opened in Chagrin Falls, Ohio.

2006-Present Mr. Yeranossian holds the position of Chief Executive Officer for A & A Medical Supply. A & A Medical Supply markets and sells medical supplies and appliances, these supplies include, but not limited to: canes, wheelchairs, prescription socks, bandages, braces, diabetic supplies, physical therapy supplies, compressors / Nebulizers, beds. A&A Medical Supply basically fulfills non-prescription medical aids.

Education:

Mr. Yeranossian, graduated from #137 High School in Yerevan Armenia in 1978. In 1984 he graduated from the University of Art in Yerevan, Armenia, and he received a Bachelor's Degree in Industrial Design.

Mr. Yeranossian plans to devote approximately 10 hours a week to PowerMedChairs business operations.

Involvement in Certain Legal Proceedings

Our directors, executive officer and control persons has not been involved in any of the following events during the past ten years and which is material to an evaluation of the ability or the integrity of our director or executive officer:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

4. being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5. any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity;

6. Any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; and

7. Any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

  Board of Directors

Our board of directors consists of only one members, who serves a one-year term without any compensation.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until the next annual meeting of the board of directors and until such officer's successor shall have been elected and qualified subject to earlier resignation or removal by the board.

Audit Committee

The company does not presently have an Audit Committee. The sole member of the Board sits as the Audit Committee. No qualified financial expert has been hired because the company is too small to afford such expense.

Committees and Procedures

(1) The registrant has no standing audit, nominating and compensation committees of the Board of Directors, or committees performing similar functions. The Board acts itself in lieu of committees due to its small size.

(2) The view of the board of directors is that it is appropriate for the registrant not to have such a committee because its director participate in the consideration of director nominees and the board and the company are so small.

(3) The members of the Board who acts as nominating committee is not independent, pursuant to the definition of independence of a national securities exchange registered pursuant to section 6(a) of the Act (15 U.S.C. 78f(a).

(4) The nominating committee has no policy with regard to the consideration of any director candidates recommended by security holders, but the committee will consider director candidates recommended by security holders.

(5) The basis for the view of the board of directors that it is appropriate for the registrant not to have such a policy is that there is no need to adopt a policy for a small company.

(6) The nominating committee will consider candidates recommended by security holders, and by security holders in submitting such recommendations.

(7) There are no specific, minimum qualifications that the nominating committee believes must be met by a nominee recommended by security holders except to find anyone willing to serve with a clean background.

(8) The nominating committee's process for identifying and evaluation of nominees for director, including nominees recommended by security holders, is to find qualified persons willing to serve with a clean backgrounds. There are no differences in the manner in which the nominating committee evaluates nominees for director based on whether the nominee is recommended by a security holder, or found by the board.

Code of Ethics

We have not adopted a Code of Ethics for the Board and any salaried employees.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer paid by us for the Company's last completed fiscal year in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO).

SUMMARY COMPENSATION TABLE

Compensation

The following table sets forth certain compensation information for: (i) each person who served as the an officer and/director of our company at any time during the year ended March 31, 2013, regardless of compensation level, and (ii) each of our other executive officers. The foregoing persons are collectively referred to herein as the "Named Executive Officers." Compensation information is shown for fiscal year ending March 31, 2013.

Summary Compensation Table

		Year				Compen-
	Principal	Ending	Salary	Bonus	Awards	sation	Total
Name	Position	Mar. 31,	($)	($)	($)	($)	($)

Anton Yeranossian	CEO/CFO/Dir.	2013	0	0	0	0	0

Note: Anton Yeranossian was appointed to the Company as an Officer and Director on February 22, 2013.

We do not maintain key-man life insurance for our executive officer/director. We do not have any long-term compensation plans. We do not have any employment agreements.

As of the date hereof, there have been no grants of stock options to purchase our Common Stock made to the executive officer named in the Summary Compensation Table.

There have been no awards made to the named executive officer under any long term incentive plan.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to our sole director in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the ownership of our common stock on July 25, 2013 relating to those persons known to beneficially own more than 5% of our capital stock and by our named Executive Officer and Directors.

Beneficial ownership is determined in accordance with the rules of the U. S. Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after July 25, 2013 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of PowerMedChairs common stock. The Company does not have any outstanding options, warrants or other securities exercisable for or convertible into shares of its common stock.

Name of Beneficial Owner and Position	Title of Class	Amount and Nature Of Beneficial Ownership	Percent Of Class(1)
Anton Yeranossian (2) Chairman/CEO/CFOr	Common	1,500,000	55.3%
Irina Seppanen (3) Shareholder	Common	506,000	18.7%
A&A Medical Supply, LLC(4)
Shareholder	Common	500,000	18.4%
DIRECTORS AND OFFICERS AS A GROUP (1 person)		1,500,000	55.3%

_______________________________________________________________________________

1) Percent of Class is based on 2,710,000 shares issued and outstanding.

2) Anton Yeranossian, 8221 E. Washington Street, Chagrin Falls, OH 44023

3) Irina Seppanen, 35595 Spatterdock Lane, Solon, OH 44139. Irina Seppanen, is the niece of Anton Yeranossian. Her father is Anton Yeranossian’s brother. Irina Seppanen was an original shareholder of Tropical PC, who owned 6,000 shares of Tropical PC before they were exchanged with PowerMedChairs. Her original 6,000 shares are restricted, and are not being registered in this Registration Statement.

4) A&A Medical Supply, LLC, an Ohio Limited Liability Company., 8221 E. Washington Street, Chagrin Falls, OH 44023. Mr. Frounz Yeranossian is beneficial owner who has the ultimate voting control over the shares held by A&A Medical Supply. He is also the father of Anton Yeranossian, who is the sole officer of PowerMedChairs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ownership

Our sole officer/director controls 1,500,000 shares of our common stock, or approximately 55.3% of our outstanding common stock.

Office Space

The Registrant's director, Anton Yeranossian, has contributed office space for the Registrant's use for all periods presented. There is no charge to PowerMedChairs for the space. Management believes that its current facilities are adequate for its needs through the next twelve months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard. The office space contributed is at the same location as A&A Medical Supply, a medical supply company managed by Anton Yeranossian. No written agreement exists that this officer/director will continue to donate office space to the operations. Therefore, there is no guarantee that he will not seek reimbursement for the donated office space in the future.

Service Agreement

The Company entered into a Service Agreement with A&A Medical Supply, LLC. Our sole officer/director is CEO of A&A Medical Supply. A&A Medical Supply is based in Chagrin Falls, OH, at the same location as PowerMedChairs. A&A Medical Supply is owned by the parents of Anton Yeranossian, the Company’s sole officer. A&A Medical Supply currently sells and rebuilds wheelchairs. A&A Medical Supply is giving Anton Yeranossian, the time needed to form PowerMedChairs, and rebuild the wheelchairs that will be sold through A&A Medical.

The material terms of the Service Agreement between PowerMedChairs and A&A Medical Supply are as follows:

•         The agreement gives PowerMedChairs the right of first refusal to rebuild any wheelchairs returned to A&A Medical Supply, LLC.

•         A&A shall provide PowerMedChairs with wheelchairs in need of repair and provide PowerMedChairs the specifications to rebuild the wheelchair for A&A client.

•         PowerMedChairs shall provide overall quality control, logistics in ordering the replacement components, the management and administrative duties with respect to rebuilding wheelchairs.

•         The wheelchairs must meet the specifications to qualify for Medicare/insurance reimbursement.

•         Compensation: When the wheelchairs are rebuilt to the satisfaction of A&A, PowerMedChairs will bill A&A for parts and labor. The Agreement provides that the rate for labor and any mark-up of the parts we will bill A&A will reflect a discount still to be determined between the parties.

•         This Agreement terminates on December 31, 2015. This Agreement shall automatically renew for up to two renewal terms of three years each, unless A&A notifies PowerMedChairs or PowerMedChairs notifies A&A in writing of its intent not to renew at least three, but not more than twelve months prior to the termination of the initial term or the then-current renewal term.

Promoters

Mr. Yeranossian, the sole officer/director of the Company, received 1,500,000 restricted common shares, Irina Seppanen received 500,000 restricted common shares, and Frounz Yeranossian of A&A Medical Supply, LLC received 500,000 restricted common shares. They paid, par value, $0.001, cash for their founder’s shares. These are promoters of the Company, since they each own more than 10% of the issued and outstanding shares and each are considered founders of the Company.

INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have agreed to indemnify our director and officer against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director, officer and controlling person pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of PowerMedChairs filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

The public may read and copy any materials with the Commission at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

We intend to furnish our stockholders with annual reports containing audited financial statements.

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

PowerMedChairs

(A Development Stage Company)

We have audited the accompanying balance sheet of PowerMedChairs (A Development Stage Company) as of March 31, 2013, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from inception on February 22, 2013 and through March 31, 2013. PowerMedChairs’ management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerMedChairs (A Development Stage Company) as of March 31, 2013, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from inception on February 22, 2013 and through March 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has no revenues, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

May 22, 2013

Except for Notes 5 and 9, which are dated June 25, 2013.

50 S. Jones Blvd. Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351

POWERMEDCHAIRS

(A Development Stage Company)

Balance Sheet

(Audited)

March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 31,991
Prepaid expense	10,000
Total current assets	41,991

TOTAL ASSETS	$ 41,991

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ -
Total current liabilities	-

Stockholders' equity:
Common stock, $0.001 par value, 200,000,000 shares	2,710
authorized, 2,710,000 issued and outstanding as of
3/31/2013
Additional paid-in capital	49,465
Deficit accumulated during development stage	(10,184)
Total stockholders' equity	41,991
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$ 41,991

The accompanying notes are an integral part of these financial statements.

PowerMedChairs

(A Development Stage Company)

Statement of Operations

(Audited)

From February 22, 2013 (inception) to March 31, 2013
Revenue	$ -

Operating expenses:
General & administrative	10,184
Total expenses	10,184

Loss from operations	(10,184)

Net (Loss)	$ (10,184)

Weighted average number of common	2,187,632
shares outstanding- basic

Net loss per share	$ (0.00)

The accompanying notes are an integral part of these financial statements.

PowerMedChairs

(A Development Stage Company)

Statement of Stockholders’ Equity

From inception (February 22, 2013) to March 31, 2013

(Audited)

				Deficit
				Accumulated
				During	Total
	Common Stock		Additional Paid-In	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Inception, February 22, 2013	-	$ -	$ -	$ -	$ -

February 22, 2013, Contributed capital (cash)	-	-	175	-	175

February 27, 2013, Contributed capital (cash)	-	-	49,500	-	49,500

February 27, 2013, Founders shares issued for cash at $0.001 per share	2,500,000	2,500	-	-	2,500

March 29, 2013, Shares issued in accordance with share exchange agreement	210,000	210	(210)	-	-

Net (loss)	-	-	-	(10,184)	(10,184)

Balance, March 31, 2013	2,710,000	$ 2,710	$ 49,465	$ (10,184)	$ 41,991

The accompanying notes are an integral part of these financial statements.

PowerMedChairs

(A Development Stage Company)

Statement of Cash Flows

(Audited)

From February 22, 2013 (inception) to March 31, 2013
OPERATING ACTIVITIES
Net loss	$ (10,184)
Adjustment to reconcile net loss to net cash
used by operating activities:
Changes in operating assets and liabilities:
Prepaid expense	(10,000)
Cash (used) by operating activities	(20,184)

FINANCING ACTIVITIES
Sale of common stock	2,500
Contributed capital	49,675
Net cash provided by financing activities	52,175

NET INCREASE IN CASH	31,991
CASH - BEGINNING OF THE PERIOD	-
CASH - END OF THE PERIOD	$ 31,991

SUPPLEMENTAL DISCLOSURES:
Interest paid	$ -
Income taxes paid	$ -

The accompanying notes are an integral part of these financial statements.

PowerMedChairs

(A Development Stage Company)

Notes to Financial Statements

March 31, 2013

(Audited)

NOTE 1. General Organization and Business

PowerMedChairs is a Nevada Corporation incorporated in the State of Nevada on February 22, 2013, and is considered to be an emerging growth company under applicable federal securities laws. The Company is a Development Stage Company as defined by FASB ASC 915 “Development Stage Entities”. The Company’s plan of operation is to re-build wheelchairs in disrepair, market its services and sell wheelchairs.

NOTE 2. Summary of Significant Accounting Policies

Basis of Accounting

The basis is United States generally accepted accounting principles.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less at the date of purchase to be cash and cash equivalents.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the weighted average number of common shares issued and outstanding during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first year for any potentially dilutive debt or equity.

The Company has not issued any options or warrants or similar securities since inception.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 2013. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market.

PowerMedChairs

(A Development Stage Company)

Notes to Financial Statements

March 31, 2013

(Audited)

Fair value of financial instruments (Continued)

Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Revenue recognition

We recognize revenue when all of the following conditions are satisfied: (1) there is a persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is probable.

The Company will record revenue when it is realizable and earned and the services have been rendered to the customers. The Company did not realize any revenues from Inception on February 22, 2013 through March 31, 2013.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

PowerMedChairs

(A Development Stage Company)

Notes to Financial Statements

March 31, 2013

(Audited)

Year-end

The Company has selected March 31 as its year-end.

Advertising

Advertising is expensed when incurred. There has been no advertising during the periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3. - Going concern

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has not commenced its planned principal operations and it has not generated any revenues and has suffered recurring losses totaling $(10,184) since inception. In order to obtain the necessary capital, the Company is seeking equity and/or debt financing. There are no assurances that the Company will be successful, without sufficient financing it would be unlikely for the Company to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from the outcome of this uncertainty.

PowerMedChairs

(A Development Stage Company)

Notes to Financial Statements

March 31, 2013

(Audited)

NOTE 4. - Stockholders' Equity and Contributed Capital

The Company is authorized to issue 200,000,000 shares of its $0.001 par value common stock.

On February 22, 2013, a founder of the Company contributed capital of $175 cash for incorporation fees.

On February 27, 2013, a founder of the Company contributed capital of $49,500 cash for working capital.

On February 27, 2013, the Company’s founders purchased 2,500,000 shares of the Company’s $0.001 par value common stock in exchange for cash of $2,500.

On March 26, 2013, the Company formed a subsidiary, PowerMedChairs Shareholder Acquisition Corporation. On March 29, 2013, PowerMedChairs Shareholder Acquisition Corporation purchased 25,000,000 shares of Tropical PC for $10,000, whereby it gained controlling interest in Tropical PC. The Company then cancelled those 25,000,000 shares on March 31, 2013, after which Tropical PC had 210,000 common shares issued and outstanding. The shareholders of Tropical PC exchanged all of their 210,000 shares for shares in the subsidiary on a one-for-one basis. Subsequently, the subsidiary collapsed into PowerMedChairs, and the subsidiary’s shareholders received a one-for-one share exchange of PowerMedChairs shares for a total of 210,000 shares.

There have been no issuances of stock options or warrants.

As of March 31, 2013, 2,710,000 common shares were issued & outstanding.

NOTE 5. Related Party Transactions

On February 22, 2013, a founder of the Company contributed capital of $175 cash for incorporation fees.

On February 27, 2013, a founder of the Company contributed capital of $49,500 cash for working capital.

On February 27, 2013, the Company’s founders purchased 2,500,000 shares of the Company’s $0.001 par value common stock in exchange for cash of $2,500.

PowerMedChairs

(A Development Stage Company)

Notes to Financial Statements

March 31, 2013

(Audited)

The Company does not lease or rent any property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company entered into a Service Agreement with A&A Medical Supply, LLC. Our sole officer/director is CEO of A&A Medical Supply. A&A Medical Supply is owned by the parents of Anton Yeranossian, the Company’s sole officer. A&A Medical Supply currently sells and rebuilds wheelchairs.

The material terms of the Service Agreement between PowerMedChairs and A&A Medical Supply are as follows:

•         The agreement gives PowerMedChairs the right of first refusal to rebuild any wheelchairs returned to A&A Medical Supply, LLC.

•         A&A shall provide PowerMedChairs with wheelchairs in need of repair and provide PowerMedChairs the specifications to rebuild the wheelchair for A&A client.

•         PowerMedChairs shall provide overall quality control, logistics in ordering the replacement components, the management and administrative duties with respect to rebuilding wheelchairs.

•         The wheelchairs must meet the specifications to qualify for Medicare/insurance reimbursement.

•         When the wheelchairs are rebuilt to the satisfaction of A&A, PowerMedChairs will bill A&A for parts and labor. The Agreement provides that the rate for labor and any mark-up of the parts PowerMedChairs will bill A&A will reflect a discount still to be determined between the parties.

•         This Agreement terminates on December 31, 2015. This Agreement shall automatically renew for up to two renewal terms of three years each, unless A&A notifies PowerMedChairs or PowerMedChairs notifies A&A in writing of its intent not to renew at least three, but not more than twelve months prior to the termination of the initial term or the then-current renewal term.

Compensation: When the wheelchairs are rebuilt to the satisfaction of A&A Medical Supply, PowerMedChairs will bill A&A Medical Supply for parts and labor.

Term: This service agreement terminates on December 31, 2015

PowerMedChairs

(A Development Stage Company)

Notes to Financial Statements

March 31, 2013

(Audited)

NOTE 6. Provision for Income Taxes

The Company accounts for income taxes under FASB Accounting Standard Codification ASC 740 "Income Taxes". ASC 740 requires use of the liability method. ASC 740 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

As of March 31, 2013, the Company had net operating loss carry forwards of $10,184 that may be available to reduce future years' taxable income. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards. Net operating losses will begin to expire in 2030.

Components of net deferred tax assets, including a valuation allowance, are as follows at March 31, 2013:

2013
Deferred tax assets:
Net operating loss carry forward	3,564

Total deferred tax assets	3,564
Less: valuation allowance	(3,564)
Net deferred tax assets	-

The valuation allowance for deferred tax assets for the year ending March 31, 2013 was $(3,564). In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of March 31, 2013. The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

U.S federal statutory rate (35.0%)

Valuation reserve 35.0%

Total -%

At March 31, 2013, we had an unused net operating loss carryover approximating $10,184 that is available to offset future taxable income which expires beginning 2030.

PowerMedChairs

(A Development Stage Company)

Notes to Financial Statements

March 31, 2013

(Audited)

NOTE 7. Operating Leases and Other Commitments

The Company has no lease or other obligations.

NOTE 8. Recent Accounting Pronouncements

The Company's management has evaluated all the recently issued accounting pronouncements through the filing date of these financial statements and does not believe that any of these pronouncements will have a material impact on the Company's financial position and results of operations.

NOTE 9. Subsequent Events

The Company has evaluated all events that occur after the balance sheet date through May 22, 2013, the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that there was no reportable subsequent event to be disclosed.

[BACK COVER PAGE OF PROSPECTUS]

PROSPECTUS

August 2, 2013

PowerMedChairs

204,000 Shares of Common Stock held by stockholderS

Dealer prospectus delivery obligation

Until NOVEMBER 4, 2013, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.